US Airways Group, Inc.
                              Exhibit 11
         Computation of Basic and Diluted Earnings Per Common Share
                              (unaudited)
                (in millions, except per share amounts)


                                          Three Months Ended March 31,
                                          ----------------------------
                                                1998          1997
                                                ----          ----
Adjustments to Net Income
-------------------------
Net income                                      $  98        $ 153
Preferred dividend requirement                     (6)         (21)
                                                 ----         ----
Earnings applicable to common stock
  used for basic computation                       92          132

Diluted adjustments
  Assume conversion of all preferred stock:
    Preferred dividend requirement                  6           21
                                                 ----         ----
Adjusted net earnings applicable to common
  stock used for diluted computation            $  98        $ 153
                                                 ====         ====

Adjustments to common stock shares outstanding
----------------------------------------------
Weighted average number of shares of common
  stock outstanding used for basic computation     94           64

Diluted adjustments
  Incremental shares from outstanding stock
    options (treasury stock method)                 2            2
  Assume conversion of all preferred stock          7           39
                                                 ----         ----
    Total weighted average number of common
      shares outstanding used for diluted
      computation                                 103          105
                                                 ====         ====

Earnings per Common Share
-------------------------
Basic                                           $0.98        $2.05
                                                 ====         ====
Diluted                                         $0.96        $1.45
                                                 ====         ====

Note:  Numbers may not calculate due to rounding.